Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated March 31, 2022, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Quest Patent Research Corporation as of December 31, 2021 and for the year then ended.

We also consent to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ Rosenberg Rich Baker Berman, P.A.

Rosenberg Rich Baker Berman, P.A.

Somerset, New Jersey

June 21, 2022